UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Protective Life Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Protective Life Corporation
Post Office Box 2606 Birmingham, Alabama 35202 205-268-1000

May 6, 2013

Dear Share Owners:

Protective Life Corporation’s Board of Directors today approved an amendment to the Company’s Corporate Governance Guidelines adding a requirement that non-employee directors shall retain for a period of not less than three years any shares of the Company’s Common Stock granted to the director as compensation.  This new holding period requirement is in addition to Protective’s long-standing requirement that directors own a certain amount of the Company’s Common Stock.

The Board of Directors took this action in response to concerns expressed by Institutional Shareholder Services (“ISS”) with respect to the proposal that share owners approve the Stock Plan for Non-Employee Directors at Protective’s annual meeting of share owners on May 13, 2013.  ISS has told us that the new holding period requirement addresses ISS’s concerns.

The amended Corporate Governance Guidelines are available in the Investor Relations section of our website at www.Protective.com.

The Board of Directors continues to recommend that share owners vote their shares FOR Proposal 2: Approval of Stock Plan for Non-Employee Directors.  Protective’s 2013 annual meeting of share owners will be held on May 13, 2013.

We look forward to you participation.

Sincerely yours,

John D. Johns

Chairman of the Board, President and Chief Executive Officer